P R E S S R E L E A S E



           RCM TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

May 11, 2005 -- RCM Technologies, Inc. (NNM: RCMT) today announced financial results for the first quarter ended April 2, 2005.

The Company announced revenues of $44.1 million for the three months ended April 2, 2005, up from $41.3 million for the three months ended March 27, 2004 (same period a year ago). Net income for the three months ended April 2, 2005 was $833,000, or $0.07 per diluted share, as compared to net income of $796,000, or $0.07 per diluted share, for the same period a year ago. For the three months ended April 2, 2005, earnings before interest, income taxes, depreciation and amortization was $1.7 million, or $0.15 per diluted share, as compared to $1.6 million, or $0.13 per diluted share, for the same period a year ago.

Leon Kopyt, Chairman and CEO of RCM, commented: "We are pleased to report modest revenue growth on a sequential and comparable prior year basis for the first quarter. Although our near term outlook remains guarded, we believe that a period of more sustainable growth is reasonably likely over the longer term. We continue to prudently manage operations, effectively strengthen our presence in key vertical markets, and seek to expand new business opportunities."

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development, and delivery of these solutions to commercial and government sectors for more than 30 years. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

                                Tables to Follow

                             RCM Technologies, Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
               Three Months Ended April 2, 2005 and March 27, 2004
                    (In Thousands, Except Per Share Amounts)

                                                              2005                    2004
                                                        ------------------       ---------------
Revenues                                                          $44,082               $41,273
Gross profit                                                       10,108                10,027
Selling, general and administrative                                 8,406                 8,436
Depreciation and amortization                                         260                   299
Other expense                                                         128                   116
Income before income taxes                                          1,315                 1,176
Income taxes                                                          482                   380
Net income                                                           $833                  $796

Earnings per share (basic and diluted)
 Net income                                                          $.07                  $.07



                             RCM Technologies, Inc.
                     Summary Consolidated Balance Sheet Data
                                   (Unaudited)
                                 (In Thousands)


                                                             April 2,            January 1,
                                                               2005                 2005
                                                          ----------------    -----------------

Cash and equivalents                                               $1,782               $2,402
Accounts receivable                                                41,775               40,536
Working capital                                                    30,391               29,545
Goodwill                                                           35,843               35,843
Total assets                                                       98,186               98,101
Senior debt                                                         6,400                4,900
Total liabilities                                                  27,393               28,156
Stockholders' equity                                              $70,793              $69,945


                             RCM Technologies, Inc.
Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities
                                   (Unaudited)

As used in this report, EBITDA means earnings before interest income, interest expense, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to EBITDA of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow (used in) provided by operating activities.

                                                                       Three Months Ended
                                                                         (In Thousands)
                                                               April 2,                 March 27,
                                                            ----------------          ---------------
                                                                 2005                      2004
                                                            ----------------          ---------------
EBITDA                                                               $1,699                   $1,590
Depreciation and amortization                                          (260)                    (299)
Interest expense, net of interest income                               (124)                    (115)
Income taxes                                                           (482)                    (380)
                                                            ----------------          ---------------
Net income                                                             $833                     $796
                                                            ================          ===============

Net income                                                             $833                     $796
Adjustments to reconcile net income to cash
  provided by operating activities:
    Depreciation and amortization                                       260                      299
    Provision for losses on accounts
      receivable                                                         (9)                      31
Changes in operating assets and liabilities
    Accounts receivable                                              (1,230)                  (1,034)
    Income tax refund receivable
    Deferred tax asset
    Prepaid expenses and other current assets                           536                      789
    Accounts payable and accrued expenses                              (339)                  (2,174)
    Accrued payroll                                                  (1,405)                     682
    Payroll and withheld taxes                                         (687)                      59
    Income taxes payable                                                168                     (188)
                                                            ----------------          ---------------

Cash used in operating activities                                   ($1,873)                   ($740)
                                                            ================          ===============


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